Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Announces Quarterly Dividend and Participation in Upcoming Investor Conferences

EXTON, PA, May 15, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced that the Company’s Board of Directors has approved a third-quarter 2017 dividend of $0.13 per share. The dividend will be paid on August 2, 2017 to shareholders of record as of July 19, 2017.

The Company also announced that management will be presenting an overview of the business at three investor conferences in May and June. Management will present at the Bank of America Merrill Lynch 2017 Health Care Conference, Las Vegas, Nevada, at 10:00 a.m. PDT on Wednesday, May 17; the 2017 UBS Global Healthcare Conference, New York, New York, at 2:00 p.m. EDT on Tuesday, May 23; and the Jefferies 2017 Global Healthcare Conference in New York, New York at 8:30 a.m. EDT on Tuesday, June 6.

A live audio webcast of each presentation, as well as the presentation materials, will be accessible from the Company's website at www.westpharma.com/en/investors.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2016 sales of $1.5 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

West and the diamond logo and By your side for a healthier world™ are registered trademarks or trademarks of West Pharmaceutical Services, Inc., in the United States and other jurisdictions.